Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Todd Fromer / Garth Russell KCSA Strategic Communications 212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS ANNOUNCES INITIAL UPDATE ON SALES AND DISTRIBUTION OF OIS EYESCAN

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International Distribution Agreements for the FDA Approved OIS EyeScan

SACRAMENTO, CALIFORNIA. – April 28, 2010 -- Ophthalmic Imaging Systems ("OIS" or "the Company") (OTC.BB: OISI), a leading digital imaging and informatics company, today announced that it has fulfilled the initial commercial orders for its OIS EyeScanTM product to customers and distributors since being FDA approved in November, 2009.

Over the past few months, OIS has successfully signed 20 new distribution agreements for the OIS EyeScan and OIS SymphonyTM products, including countries such as India, Italy and Argentina, as well as other European, Asian and Latin American countries.  Each agreement offers exclusive rights to market the OIS EyeScan within a specified territory, while maintaining certain minimum sales levels. The company will continue to review additional distribution agreement opportunities in order to help drive international sales.

The network of international distribution agreements are in addition to the OIS sales force established throughout the U.S., as well as the sales through OIS’ German Subsidiary and Belgium based European sales branch.

“Delivering the initial commercially manufactured OIS EyeScan to customers and distributors is a major milestone in the launch of this revolutionary new imaging device to the market,” stated Gil Allon, Chief Executive Officer of OIS. “We have made significant progress in developing an international distribution network that will allow us to quickly build global sales of the OIS EyeScan”.

“As the only portable imaging device capable of imaging both the anterior and posterior segment of the eye, we have already experienced strong demand for the OIS EyeScan from eye care professionals world-wide.  Looking forward, we expect to continue to make deliveries and focus our efforts on both our sales and manufacturing operations,” concluded Mr. Allon.

Powered by OIS WinStationTM Software, and fully integrated with the OIS Symphony Image Management Solution, the OIS EyeScan delivers more functionality than has ever been available in an imaging device.  With the ability to capture images from a customized chin rest, from a slit lamp adapter or as a handheld device, the OIS EyeScan is versatile enough to add value to any ophthalmologist’s or optometrist’s practice. For more information, an electronic brochure is available online at http://www.oisi.com/OISEyeScan.

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR/Practice Management solutions for the eye care market. With over twenty-five years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through OIS' wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to OB/GYN, Orthopedic and Primary care. The Company markets and supports its products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA